Pricing supplement no. 5                             Filing under Rule 424(b)(3)
dated  August 31, 2000                               Registration No. 333-64777

(To prospectus dated January 14, 1999)


                                  $123,000,000
                          NORTHWEST NATURAL GAS COMPANY
                       SECURED MEDIUM-TERM NOTES, SERIES B
                       (A SERIES OF FIRST MORTGAGE BONDS)
                                       AND
                      UNSECURED MEDIUM-TERM NOTES, SERIES B
               Due from Nine Months to 30 Years from Date of Issue

CUSIP No.:  66765R  BH 8                            Selling Agent(s): Merrill Lynch & Co.
                                                                                         -----
Secured   X    Unsecured                                              PaineWebber Incorporated  X
        -----           -----                                                                 -----
                                                                      Banc One Capital Markets, Inc.
Principal amount ($): $10,000,000                                                                   -----
                                                    Stated interest rate (%): 7.85%
Issue price (%): 100.000%
                                                    Maturity date: September 1, 2030
Selling Agent's commission (%): .750%
                                                    Original issue date:  September 6, 2000
Proceeds to Company (%): 99.250%
                                                    Interest payment dates:  June 1 and December 1,
Repayable at the option of holder:  Yes    No X     commencing December 1, 2000
                                       ---   ---
  Repayment Date: Not Applicable                    Regular record dates: May 15 and November 15

  Repayment Price: Not Applicable                   Redeemable: Yes    No X
                                                                   ---   ---
  Election Period: Not Applicable                     In whole
                                                              -------
Other Terms: Not Applicable                           In whole or in part
                                                                          -------
                                                    Initial redemption date:  Not Applicable

                                                    Initial redemption price:  Not Applicable

                                                    Reduction Percentage: Not Applicable

                                                    Redemption limitation date:  Not Applicable

     Agency Transaction    [X]*
              or
    Principal Transaction  [ ]*

     Name of Principal(s): Not Applicable

*If the Agency Transaction box is checked, the notes are being offered directly by Northwest Natural Gas Company through any Agent, acting as agent for Northwest Natural Gas Company. If the Principal Transaction box is checked, however, the notes have been sold to the Agent(s), as principal, for resale to purchasers upon terms described in the prospectus, dated January 14, 1999 and this pricing supplement. If the Principal Transaction box is checked, the notes are being offered by the Agent(s), as principal, at a price to the public set forth above under "Issue price (%)"; the notes were purchased by the Agent(s), as principal, from Northwest Natural Gas Company at the price set forth above under "Proceeds to Company (%)"; and the Agent(s) received a fee equal to the difference, which is set forth above under "Selling Agent's commission (%)" as a percentage of the principal amount of the notes.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PRICING SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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